Exhibit 99.1

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, incurred or expected to be incurred by Roundy’s, Inc. (the “Company”) in connection with the offering and sale of up to 10,170,989 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-192803), as supplemented by a preliminary prospectus supplement dated February 3, 2014 and a final prospectus supplement dated February 10, 2014. All expenses are estimates.

SEC registration fee	$31,345
Printing expense	50,000
Accounting fees and expense	80,000
Legal fees and expense	450,000
Miscellaneous expenses	125,000

Total	$736,345